CONSENT OF INDEPENDENT AUDITORS



To the Board of Trustees of
Franklin Government Securities Trust

We consent to the incorporation by reference in Post-Effective Amendment No. 8 to the Registration Statement of Franklin Government Securities Trust on Form N-1A (File No. 33-26051) of our report dated January 26, 1996 on our audit of the financial statements and financial highlights of Franklin Government Securities Trust, which report is included in the Annual Report to Shareholders for the year ended December 31, 1995 which is incorporated by reference in the Registration Statement.



                           COOPERS & LYBRAND L.L.P.



San Francisco, California
February 28, 1996